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FIRST UNITED SENDS LETTER TO SHAREHOLDERS

First United Continues to Execute on its Long-term Growth Plan and Deliver Value to Shareholders

The Board Has the Right Mix of Skills and Experience, is Responsive to Shareholder Input, and Has Taken Decisive Action to Maximize Long-term Shareholder Value

Driver Has Taken Actions That First United Believes are Contrary to the Best Long-term Interests of Shareholders

Vote on the BLUE Proxy Card Today for First United’s Highly Qualified Nominees: John W. McCullough, John F. Barr, Brian R. Boal and Marisa A. Shockley

OAKLAND, MARYLAND – April 17, 2020 – First United Corporation (NASDAQ: FUNC) (“First United” or the “Company”), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced that it has mailed a letter to shareholders in connection with the Company’s upcoming Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 11, 2020. The full text of the letter follows.

April 17, 2020

Dear Shareholders,

This year’s Annual Meeting, which will be held on June 11, 2020, will be a pivotal one for our Company and your vote will have a significant impact on the future of our Bank and your investment in it. You will have an important choice to make, deciding between:

☑	Supporting First United’s highly qualified and independent director nominees, John W. McCullough, John F. Barr, Brian R. Boal and Marisa A. Shockley, who have relevant experience, strong local business and community connections, and are part of the Company’s Board of Directors (the “Board”) that has overseen the execution of a strategy that has delivered results for First United shareholders and is led by a highly capable and empowered Independent Lead Director in John McCullough; or

☒	Voting for three hand-picked nominees of Driver Management Company LLC (“Driver”) who lack any experience on the board of directors of a public company or meaningful experience at a publicly traded bank. Driver is an activist hedge fund that has refused multiple efforts to engage in a constructive dialogue and instead waged a campaign focused on a single issue: forcing the sale of the Bank for the immediate financial benefit of a single short-term investor.

In making this important decision, we would encourage you to consider the following:

First United has outperformed in the decade since the financial crisis and meaningfully enhanced and strengthened its business, in particular under Carissa Rodeheaver’s leadership as CEO.

Since Ms. Rodeheaver was appointed CEO in December 2015, First United has delivered a 46.4% total return for shareholders through March 31, 2020. From December 2015 through March 25, 2019, the day before Driver announced its campaign, First United has delivered a 68.6% total return for shareholders. These returns, which are supported by steadily increasing earnings and a strong capital position, outpace the performance of any relevant peer set, including those cherry-picked by Driver in its materials.

First United Total Shareholder Returns vs. Peers Prior to Driver’s Campaign1,2

Additionally, even in the current economic environment, we have continued to outperform on a relative basis, as reflected in the below table, reflecting the merits of our strategy and the ability of the current Board and management team to deliver results under a wide range of market conditions.

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1 From December 16, 2015 (announcement of Ms. Rodeheaver’s appointment to CEO) to March 25, 2019 (day before the announcement of Driver’s campaign); Source: FactSet; includes price change and reinvested cash dividends

2 Peer groups are defined in footnotes below

First United’s Superior Total Shareholder Returns vs. Our Peers3

	1-Year	3-Year	CEO Tenure(4)	5-Year	Post Crisis(5)
First United	(15.5%)	2.6%	46.4%	64.0%	155.6%
SNL Bank Index(6)	(26.0%)	(24.7%)	5.7%	19.1%	126.7%
Proxy Peers(7)	(21.2%)	(7.4%)	11.4%	21.6%	129.3%
ISS Peers(8)	(23.7%)	(18.6%)	12.1%	23.6%	127.4%
Driver’s Peers(9)	(17.7%)	(8.8%)	11.6%	22.8%	86.3%

The current leadership of First United, overseen by an engaged and high-quality Board, has also consistently improved the Bank’s asset quality and capital position, reinstated and increased its dividend, decreased funding costs, enhanced the diversification of both its revenue streams and loan book, and reduced adversely classified assets while executing on efficiency and growth initiatives.

As a result of the steps Ms. Rodeheaver and the Board have taken to build a more durable First United, the Bank is not only well-positioned to weather the COVID-19 pandemic, but it is also able to support its customers and communities to navigate this unprecedented time. This includes through disbursing Paycheck Protection Program (PPP) loans to those most in need and helping customers address other urgent financial matters, all while operating the business in a manner keeping with our commitment to creating value for shareholders. In fact, as a result of First United’s ability to respond quickly and capably to the current crisis, it was one of the first banks in the region to begin participating in the PPP loan program and has processed approximately 428 applications totaling $111 million in loans approved for funding as of April 16, 2020, which we are confident will further deepen and expand our customer relationships. Driver, however, is, in our view, beholden to the investors in its hedge fund, which may explain its focus on near-term returns irrespective of the long-term impact on shareholder value or other stakeholders.

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3 From December 16, 2015 (announcement of Ms. Rodeheaver’s appointment to CEO) to March 31, 2020; Source: FactSet; includes price change and reinvested cash dividends

4 From December 16, 2015 (announcement of Ms. Rodeheaver’s appointment to CEO) to March 31, 2020

5 From January 1, 2010 to March 31, 2020

6 SNL U.S. $1B-$5B Bank Index

7 Proxy peers can be found in First United’s preliminary proxy statement found here: https://www.sec.gov/Archives/edgar/data/763907/000110465920040506/tm2014175d1_prec14a.htm

8 ISS Peers can be found is the 2019 ISS Annual Benchmark Report posted on May 16, 2019

9 Driver’s Peers can be found in the Presentation filed in the 13D/A dated September 26, 2019 found here: https://www.sec.gov/Archives/edgar/data/763907/000092189519002457/ex992to13da400322fir_092619.pdf

First United has a strong strategy in place and is well-positioned to create additional shareholder value by continuing to execute on its long-term growth plan, whereas Driver’s only idea is to pursue a sale solely for its near-term benefit, which we believe was not in shareholders’ best interests before COVID-19, and would be especially harmful given current market conditions.

The First United management team, with direct involvement and continued support from the Board, has developed a long-term strategy to increase core earnings through tailored plans to enhance efficiency while growing revenue.

Actions First United has proactively taken include reducing headcount through a voluntary separation program, consolidating the Company’s regional operating structure and leveraging technology to improve processes and procedures. These efficiency improvements are being made while the Bank is also pursuing growth initiatives, such as enhancing the customer experience through its branch modernization efforts and technology investments, strategically and efficiently entering new markets, and leveraging its diverse array of products, including wealth management offerings designed to increase fee income. The focus on fee income is an especially important differentiator of First United’s strategy as it improves earnings stability and profitability in a low interest rate environment.

This strategy has delivered consistent results. In particular, from 2015 through 2019 First United10:

•	Increased core net income from $4.8 million to $12.3 million, a 26.1% compound annual growth rate (CAGR), including a 23% increase in earnings last year

•	Increased tangible book value per share from $12.75 to $16.75, a 6.1% CAGR

•	Profitably grew net loans at a 4.6% CAGR and total deposits at a 3.4% CAGR, with especially strong momentum recently as demonstrated by a 7.0% increase in deposits and 4.3% increase in loans from 2018 to 2019

•	Generated net interest margin expansion of more than 60 basis points

•	Reinstated dividend in May 2018 and announced an increase of more than 40% in September 2019

•	Consistently improved its return on assets and tangible common equity despite the difficult operating environment for the U.S. banking industry

While First United, like every other company, is currently facing considerable headwinds and uncertainty as a result of the COVID-19 pandemic, its strategy has prepared it well to weather a downturn of any magnitude. Specifically, under its current management First United has taken steps including:

•	Invested in a robust Enterprise Risk Management system including enhanced underwriting guidelines and risk management framework

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10 Source for data below: S&P Global Market Intelligence

•	Increased its emphasis on low-cost core deposit relationships

•	Further diversified its loan portfolio by geography and client type

•	Reduced reliance on participations

•	Decreased adversely classified credits

•	Improved its capital mix by paying off high cost preferred stock and Trust Preferred debt in 2016 and 2017

•	Diversified its revenue streams with a strategic focus on Trust and Brokerage, resulting in fee income contributing 27% of operating revenue in 2019, versus 18% for peers[11]

This strategy has delivered results and the current management team and Board are well-positioned to continue protecting shareholders’ investment through a potential downturn and deliver continued growth, which stands in stark contrast to Driver’s track record of pursuing a single-minded focus on an immediate sale. For over a year, Driver has launched a multitude of tweets, newspaper ads, media interviews, letters, emails, calls, presentations and regulatory filings, all articulating only one idea to create value: the short-term control premium generated from an immediate sale of First United at all costs, despite our years of profitable growth and superior shareholder returns.

Given First United’s track record of outperformance and compelling opportunities for future value creation, we believe Driver’s obsession with forcing First United into a sales process was not, and is not, in the best long-term interests of the Company’s shareholders. Attempting to pursue a sale now would be even riskier, as the recent market downturn has negatively affected most bank stocks as investors, and any potential buyers, grow wary of a potential recession. Moreover, market dislocations such as the current one underline risks of a strategy premised on obtaining a near-term control premium, instead of one such as First United’s that is focused on building a sound franchise that can consistently deliver value to shareholders over the long term.

First United’s Board has the right mix of skills and experience, is responsive to shareholder input, and has taken thoughtful, informed and decisive action to maximize long-term shareholder value.

First United’s Board is a diverse and experienced group of professionals with a track record of delivering value to shareholders and is only growing stronger as it conducts a robust refreshment plan to optimize the composition of the Board as well as its corporate governance practices. Notably, Driver’s proxy fight would predominantly replace our most recently added Board members if successful.

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11 S&P Global Market Intelligence

The highly qualified, independent nominees the Board recommends you vote FOR are:

•	John W. McCullough, Independent Lead Director: Retired partner of Ernst & Young, LLP and a Certified Public Accountant with significant accounting, auditing, public company and M&A advisory experience, particularly with financial institutions and has strong community connections throughout Maryland; Director since May 2004

•	John F. Barr: Previously served as a member of the Corporation’s Advisory Council for five years prior to his election to the Board and brings valuable business experience as the President and sole shareholder of Ellsworth Electric, Inc as well as strong individual and government connections to the local Washington County, Maryland community; Director since May 2014

•	Brian R. Boal: Previously served as a member of the Corporation’s Advisory Council for four years prior to his election to the Board and has significant business, accounting, audit, public company, M&A and business advisory experience as well as serving in leadership roles for many local organizations in his community of Garrett County, Maryland; Director since May 2014

•	Marisa A. Shockley: Ms. Shockley previously served as a member of the Corporation’s Advisory Council for two years before she was elected to the Board. For the past 28 years, Ms. Shockley has gained significant business experience as the owner of Shockley, Inc., an automobile dealership located in Frederick, Maryland as well as serving in leadership roles for many local organizations and non-profit groups in Maryland; Director since May 2014

First United’s Board is committed to upholding its fiduciary duties to shareholders and ensuring that the Company’s strategy is in their best interests. To that end, the Board regularly has independent third-party financial advisors undertake strategic review processes to evaluate the company’s strategy relative to various alternatives that may improve long-term shareholder value.

For the past seven years, we have worked with an independent financial advisor to conduct a strategic review after our annual meeting to be sure we annually consider all options to maximize value versus our current plan. After receiving shareholder feedback in the second and third quarters of 2019 about the need to explore a sale, we retained a second financial advisor, Raymond James Financial, Inc., to conduct a strategic review separate from the annual review performed by our other financial advisor. After market conditions, particularly the interest rate environment, began to change in late 2019 and early 2020, we asked Raymond James to revisit its strategic review process conducted a few months earlier to confirm whether the outcome of the review had changed.

At the conclusion of each of these three independent and separate reviews, which were all conducted within just an eight-month time period, First United’s Board, in consultation with all independent advisors, concluded that a sale of the Company was not in the best interests of shareholders. First United will continue conducting these reviews regularly, as it has in the past, to ensure we are maximizing value for the Company and our shareholders.

The Board’s current directors are also committed to our mission of enriching the lives of our customers, our employees, our communities and our shareholders through uncommon commitment to service and effective financial solutions — and this commitment is stronger now than ever as we help our customers confront the challenges of this tragic pandemic.

Driver’s nominees, who lack any public board or public company banking experience or substantial community ties, may view that mission as a hindrance to their goals. Those goals, given their absence of relevant expertise, unfortunately may be more focused towards supporting Driver’s near-term results through either a sale or other actions they hope will deliver immediate returns, potentially at the expense of the long-term interests of all shareholders.

Driver has taken actions that we believe are contrary to the best long-term interests of our shareholders as part of its campaign to force an immediate sale of First United and to eventually obtain control of the Board.

While Driver claims to be working for the benefit of all shareholders, its actions instead seem completely oriented towards its own self-serving goals of forcing the Company into a sale or placing its handpicked nominees on the Board as the first step in a multi-year plan to eventually gain control of the Board.

Specifically, Driver has insisted on pushing forward with a costly, protracted and unnecessarily hostile and, in our view, highly unprofessional proxy fight to replace several recent additions to the Board despite the unprecedented difficulties facing the economy, the Bank and its customers and communities.

This unwarranted and baseless insistence upon a proxy fight was preceded by Driver’s steadfast refusal to enter into serious settlement talks proposed on several occasions by First United. In fact, Driver refused to even allow First United to interview its nominees, despite multiple requests from us to do so at a time of Driver and its nominees’ choosing. Through a mix of ignoring entreaties, cancelling meetings at the last minute, and stubbornly refusing to seriously consider generous settlement offers, Driver has shown its true intentions: forcing the sale of First United for its own short-term financial gain with no consideration for other shareholders, First United’s customers, or its employees. Most recently, Driver rejected the Company’s offer to have direct and substantial input over the appointment of two new directors, the retirement of incumbent directors, and in respect to a range of other significant governance enhancements, all of which provided an exceptional degree of  influence in relation to Driver’s approximate 5% ownership position. Furthermore, the Company’s most recent offer also included ample expense reimbursement of up to $350,000, which we believe was a fair response to Driver’s demand for $750,000 of shareholder’s capital to cover the expenses it has incurred publicly attacking First United’s management and Board.

During this turbulent time, it is more important than ever that First United’s shareholders are able to rely on the Board’s track record, experience and skills, as they can with our entire Board, including the four candidates nominated for election this year, John W. McCullough, John F. Barr, Brian R. Boal and Marisa A. Shockley. This Board and management team have overseen substantial outperformance and been the architects of meaningful improvements across the business, the benefits of which will accrue to our shareholders benefit for years to come as they continue to execute on their strategic plan and leverage their skills and experience, coupled with the strong foundation they have built for our Bank, to navigate the current market environment.

VOTE FOR YOUR BOARD’S NOMINEES ON THE BLUE PROXY CARD TODAY

DO NOT SIGN ANY WHITE PROXY CARD SENT TO YOU BY DRIVER

Sincerely,

The Board of Directors of First United Corporation

YOUR VOTE IS IMPORTANT

VOTE FOR FIRST UNITED’S NOMINEES ON THE BLUE PROXY CARD TODAY

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor, Morrow Sodali LLC:

509 Madison Avenue, Suite 1206

New York, NY 10022

Toll Free: (800) 662-5200

E-mail: FirstUnitedCorp@MorrowSodali.com

Shareholder Contact

Morrow Sodali LLC

Mike Verrechia/Bill Dooley

(800) 662-5200

FirstUnitedCorp@MorrowSodali.com

Media Contact

Prosek Partners

Brian Schaffer / Kristen Duarte / Josh Clarkson

(646) 818-9229 / (646) 818-9074 / (646) 818-9259

bschaffer@prosek.com / kduarte@prosek.com / jclarkson@prosek.com

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission (the “SEC”) entitled “Risk Factors”.

IMPORTANT ADDITIONAL INFORMATION

First United, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from First United’s shareholders in connection with the Annual Meeting. First United has filed a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from First United shareholders. SHAREHOLDERS OF FIRST UNITED ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the Annual Meeting. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by First United with the SEC at no charge at the SEC’s website www.sec.gov. Copies are also available at no charge at First United’s website at http://investors.mybank.com/.

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